Exhibit 10.33

FIRST AMENDMENT TO OFFICE LEASE AGREEMENT

DERMAVANT SCIENCES, INC.

BILTMORE CENTER II

(NORTHERN TRUST TOWER)

THIS FIRST AMENDMENT TO OFFICE LEASE AGREEMENT (this “First Amendment”) is made and entered into for reference purposes this 29th day of June, 2018, by and between AB/VWP BFC OWNER, LLC, a Delaware limited liability company (“Landlord”), and DERMAVANT SCIENCES, INC., a Delaware corporation, (“Tenant”).

RECITALS

A.     Landlord and Tenant are parties to a written Office Lease Agreement dated for reference purposes March 19, 2018 (“Existing Lease”) pertaining to premises consisting of approximately 10,346 Rentable Square Feet identified as Suite 1060 (the “Existing Premises”), on the tenth floor of the office building known as “Biltmore Center II (Northern Trust Tower)” located at 2398 East Camelback Road, in Phoenix, Arizona (the “Building”).

B.     The term “Lease” as used herein shall mean the Existing Lease, as amended by this First Amendment. Capitalized terms used in this First Amendment without definitions shall have the meanings given to such terms in the Lease.

C.     The parties now desire to amend the Lease in order to expand the Premises, as more particularly set forth below.

AGREEMENTS

1.     Expansion Premises Demise. The term “Expansion Premises” as used herein shall mean that certain space contiguous to the Existing Premises consisting of approximately 2,763 “rentable square feet” (as such term is used in the Lease) located on the tenth floor of the Building and identified as Suite 1010. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, in addition to the Existing Premises, the Expansion Premises, upon the terms, covenants and conditions set forth in this First Amendment and otherwise upon the same terms, covenants and conditions set forth in the Existing Lease. The term “Premises” as used herein shall mean the Expansion Premises and the Existing Premises, collectively, consisting of approximately 13,109 rentable square feet in the aggregate. Each of the Expansion Premises and the Existing Premises are outlined on the plan attached hereto as Exhibit A. Effective as of the date this First Amendment is fully executed, (a) all references in the Lease to the “Premises” shall mean the Premises as defined in this First Amendment; (b) the rentable square footage set forth in the Basic Lease Information of the Lease, shall be deleted and replaced with “13,109;” (c) the suite number(s) set forth in the Basic Lease Information of the Lease shall be deleted and replaced with 1060 and 1010; and (d) Exhibit “A” attached to this First Amendment, showing the location of the Premises (and specifically the Existing Premises and Expansion Premises), shall fully supersede and replace Exhibit “A” attached to the Existing Lease, and all references in the Existing Lease to Exhibit A shall mean Exhibit “A” (Revised—First Amendment).

2.     Early Occupancy. Tenant shall be entitled to enter the Expansion Premises upon the full execution of this First Amendment for construction of the improvements (“Tenant’s Early Occupancy”). All provisions of the Existing Lease, except for Tenant’s maintenance obligations and the payment of Base Rent, Operating Expenses, and utilities shall be applicable during Tenant’s Early Occupancy. Notwithstanding anything otherwise set forth herein, Tenant shall not be permitted to enter, occupy or use the Expansion Premises until Tenant furnishes Landlord with certificates of insurance evidencing that all of the insurance required to be maintained by Tenant under the Existing Lease with respect to the Existing Premises now covers the entire Premises.

3.     Rent. The Base Rent Section of the Lease is amended by deleting same and replacing it with the following:

“Base Rent: Base Rent shall be the following amounts for the following periods of time:

Months of Term	Annual Base Rent Rate per Rentable Square Foot**	Monthly Base Rent**
1-12	$39.50	$ 43,150.46
13-24	$40.50	$ 44,242.88
25-36	$41.50	$ 45,335.29
37-48	$42.50	$ 46,427.71
49-60	$43.50	$ 47,520.13
61-72	$44.50	$ 48,612.54
73-84	$45.50	$ 49,704.96
85-89	$46.50	$ 50,797.38

*	plus any partial calendar month at the beginning of the Term.
**	plus applicable sales and transaction privilege taxes.

Notwithstanding anything otherwise provided in this Basic Lease Information, as an inducement to Tenant entering into the Lease, Landlord has agreed to abate the monthly installments of Base Rent that would otherwise be payable for the first five (5) full calendar months of the Term commencing on the Commencement Date (the “Rent Abatement”). Landlord’s agreement to provide the Rent Abatement to Tenant is expressly conditioned upon Tenant’s full and faithful performance of all of the terms, covenants and conditions of the Lease. In the event of a default under the terms of the Lease by Tenant, which continues beyond the expiration of any applicable notice and cure period, the then-unamortized portion of the Rent Abatement (amortized on a straight-line basis over that portion of the initial Term during which Base Rent is payable) as of the date of default shall be immediately due and payable by Tenant to Landlord. The acceptance by Landlord of any payment or cure of the default which initiated the operation of this paragraph shall not be deemed a waiver by Landlord of the provisions of this paragraph unless specifically so stated in writing by Landlord at the time of such acceptance. Tenant acknowledges and agrees that nothing in this paragraph is intended to limit any other remedies available to Landlord in the event Tenant defaults under the Lease.”

4.     Tenant’s Proportionate Share. The definition of “Tenant’s Proportionate Share” is hereby deleted in its entirety and the following substituted in lieu thereof: “4.55% [based on 13,109/288,076 calculation].”

5.     Tenant Improvement Allowance. Tenant’s Improvement Allowance as set forth in the Basic Lease Information shall be amended to $720,995.00 based on a calculation of $55.00 per rentable square foot. Tenant may aggregate the allowance and it may be applied to the costs of improvements to both Suite 1010 and Suite 1060.

6.     Letter of Credit/Security Deposit. Upon execution of this First Amendment, the following provisions shall be amended:

a.

The Letter of Credit provision in the Basic Lease Information is hereby deleted and replaced with the following: “See Section 6. The initial Letter of Credit amount shall be $971,921.95 [TI Allowance of $569,030.00 from original Lease + TI Allowance of $151,965.00 under this First Amendment + leasing commission of $190,673.00 from original Lease + leasing commission of $60,253.95]”

b.	Section 6 of the Lease shall be amended so that the amount of the Interim Security Deposit shall be increased to $971,921.95, and the amount of the Security Deposit shall be increased to $101,594.76.

c.	The reduction schedule in Section 6 of Exhibit J is hereby deleted and replaced with the following:

“Reduction Date	Amount of Reduction	Revised LC Amount
Last day of the 29th month of the initial Lease Term	$242,980.49 (25% of the initial LC Amount)	$728,941.46

Last day of the 41st month of the initial Lease Term	$242,980.49 (25% of the initial LC Amount)	$485,960.97

Last day of the 53rd month of the initial Lease Term	$242,980.49 (25% of the initial LC Amount)	$242,980.48

After the last day of the 65th month of the initial Lease Term, the provisions of Section 6 of the Lease shall apply.”

7.     Parking. The “Parking Spaces” section of the Basic Lease Information is hereby deleted and replaced with the following:

Parking Spaces:	During the Term, Tenant shall have the right to use, and commencing upon the expiration of the first five (5) months of the Term the obligation to pay for, fifty-one (51) total covered parking spaces, consisting of: (a) thirteen (13) covered, reserved parking spaces; and (b) thirty-eight (38) covered, non-reserved parking spaces. Parking charges are payable monthly, in advance

8.     Brokerage Commissions. Landlord and Tenant represent and warrant to each other that, except for Landlord’s broker (Colliers International (Ryan Timpani), and Tenant’s broker, Colliers International (Kathy Foster), whose fees Landlord agrees to pay pursuant to separate written agreement, there are no other claims for brokerage commissions or finder’s fees in connection with this First Amendment. Landlord shall pay such commissions pursuant to a separate agreement. Landlord and Tenant shall indemnify and defend each other against and hold each other harmless for, from and against all costs, expenses, liens and other liabilities arising from any breach of the foregoing representation, including any attorneys’ fees incurred by the non-breaching party. The foregoing indemnity shall survive the expiration or earlier termination of the Lease.

9.     Ratification. It is understood and agreed that the Lease is ratified, affirmed and in full force and effect, and has not been modified, supplemented or amended in any way, except as herein provided. In the event of any inconsistency between the terms of the Lease and this First Amendment, the terms of this First Amendment shall prevail.

10.     Entire Agreement; Amendments. This First Amendment sets forth the entire agreement of the parties with respect to the subject matter hereof. No amendment, modification, change, waiver or discharge of any provision of this First Amendment shall be effective unless evidenced by an instrument in writing and signed by the party against whom enforcement is sought.

11.     Authority. The parties and all persons signing for the parties below represent to each other that this First Amendment has been fully authorized and no further approvals are required, that such entity has the full right and authority to enter into this First Amendment, and that all persons signing on behalf of such entity are authorized to do so by appropriate actions. If requested by Landlord, Tenant shall deliver to Landlord appropriate documentation reasonably acceptable to Landlord evidencing the due authorization of the person signing this First Amendment to enter into this First Amendment on behalf of Tenant.

12.     Successors. This First Amendment shall be binding on, and inure to the benefit of, the parties hereto, their successors in interest and assigns.

13.     Counterparts. This First Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one entire agreement.

14.     Covenant of Confidentiality. Tenant shall cause the rental rates and other terms of this First Amendment (the “Confidential Information”) to be kept strictly confidential and shall not, either directly or indirectly, with or without cause, in whole or in part, disclose, or permit to be disclosed, any Confidential Information to any other person or party, or use or permit the use of such Confidential Information in any manner against Landlord. The foregoing covenant shall not, however, prohibit Tenant from disclosing the Confidential Information (a) to its financial and other professional advisors and lenders and investors, (b) in connection with any litigation or arbitration proceedings, (c) in response to any governmental request, (d) as may be required by court order or subpoena, or (e) as may otherwise be required by law. This covenant of confidentiality shall survive the expiration or earlier termination of the Lease or Tenant’s right to possession of the Premises.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the parties have duly executed this First Amendment, as of the dates set forth below their respective signatures.

LANDLORD:	AB/VWP BFC OWNER, LLC,
a Delaware limited liability company

By:
Name:
Title:

Execution Date:

TENANT:	DERMAVANT SCIENCES, INC., a Delaware corporation

	By:	/s/ Ric Peterson
	Name:	Ric Peterson
	Title:	Chief Financial Officer

Execution Date: 6-29-18

EXHIBIT “A” (REVISED - FIRST AMENDMENT)

DEPICTION OF PREMISES